Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 10, 2013, with respect to the statement of revenues over certain operating expenses of Millennium Apartment Homes included in Supplement No. 8 dated August 8, 2013 to the Prospectus dated March 8, 2013 that is made part of the Registration Statement (Form S-11 No. 333-181777) of KBS Legacy Partners Apartment REIT, Inc. for the registration of $2,760,000,000 in shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California
August 8, 2013